150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150244360-47
Secretary of State	Filing Date and Time 05/29/2015 1:50 PM
State of Nevada	Entity Number E0224832013-8

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

e-Doorways International Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

One Thousand (1,000) shares of preferred stock, $0.001 par value per share, are hereby designated Series A Preferred Stock, having preferences as to dividends and distributions, and rights and preferences as more particularly described in the attachment hereto. The Series A Preferred Stock shall have voting rights as required by the Nevada Revised Statutes and as set forth in Section 4 of the attachment. [See Attachment]

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF
EDOORWAYS INTERNATIONAL CORPORATION
ESTABLISHING THE DESIGNATIONS, PREFERENCES
LIMITATIONS AND RELATIVE RIGHTS OF ITS SERIES A PREFERRED STOCK

Pursuant to the Nevada Business Corporation Act, eDoorways International Corporation, In, a corporation organized and existing under Nevada Business Corporation Law (the "Company.").

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to the Nevada Business Corporation Act, the Board of Directors, by unanimous written consent of all members of the Board of Directors on May 6th, 2013, duly adopted a resolution providing for the issuance of a series of One Thousand (1,000) shares of Series A Preferred Stock, which resolution is and reads as follows:

> **RESOLVED**, that pursuant to the authority expressly granted to and invested in the Board of Directors of eDoorways International Corporation (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and
>
> **FURTHER RESOLVED**, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and
>
> **FURTHER RESOLVED**, that the Series A Preferred Stock shall consist of One Thousand (1,000) shares; and
>
> **FURTHER RESOLVED**, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

Section 2. DIVIDENDS. The holders of Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

Section 3. LIQUIDATION PREFERENCE. The holders of Preferred Stock shall not be entitled to any liquidation preference.

Section 4. VOTING.

4.1 VOTING RIGHTS. The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the

Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to seventy-five percent (75%) of the total vote. For example, if there are 10 million shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 30 million shares out of a total number of 40 million shares voting.

4.2 **AMENDMENTS TO ARTICLES AND BYLAWS.** So long as Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 75% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

4.3 **AMENDMENT OF RIGHTS OF PREFERRED STOCK.** The Company shall not, without the affirmative vote of the holders of at least 75% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

Section 5. NON-TRANSFERABLE. The shares of Preferred Stock shall not be transferable to third parties.

Section 6. CONVERSION RIGHTS. The shares of Preferred Stock shall have no conversion rights.

Section 7. REDEMPTION RIGHTS. The shares of Preferred Stock shall have no redemption rights.

Section 8. NOTICES. Any notice required here by to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing in the books of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 6th day of May, 2013.

EDOORWAYS INTERNATIONAL CORPORATION

Gary Kimmons,
Chief Executive Officer